OBA Financial Services, Inc.

FOR IMMEDIATE RELEASE                                                                                                                                News Release

OBA Financial Services, Inc. Announces Fiscal 4th Quarter 2013 Results

GERMANTOWN, MARYLAND: August 13, 2013 – OBA Financial Services, Inc., (NASDAQ – OBAF) (“Company”), the parent company of OBA Bank (“Bank”), announces net income of $1.1 million, or $0.28 basic and diluted earnings per share, for the twelve months ended June 30, 2013 as compared to net income of $268 thousand, or $0.07 basic and diluted earnings per share, for the comparable period in the prior year.

The Company also announces net income for its fiscal fourth quarter ended June 30, 2013 of $228 thousand, or $0.06 basic and diluted earnings per share, as compared to net income of $78 thousand, or $0.02 basic and diluted earnings per share, for the fiscal quarter ended June 30, 2012 and net income of $237 thousand, or $0.06 basic and diluted earnings per share, for the fiscal quarter ended March 31, 2013.

Commenting on the financial performance of the quarter and year, Charles E. Weller, President and Chief Executive Officer, stated, “We are pleased with our financial performance for the quarter and year as earnings, margin, and loan quality improved.  Our strategy, which focuses on building commercial business relationships, resulted in increased commercial real estate (“CRE”), commercial business (“C&I”), and construction loans and non-interest bearing deposits.  Additionally, we were able to see significant improvements in our asset quality as two non-performing loans to not-for profit entities paid off with full recovery on both loans.  We remain focused on the effective use of our capital, increased profitability through core revenue growth, and the continued performance of our loan portfolios.”

Financial Highlights Comparing the Three and Twelve Months Ended June 30, 2013 and 2012:

•	Non-performing loans to total loans decreased to 0.23% from 2.04% as of June 30, 2013 and 2012, respectively, and from 1.45% as of March 31, 2013.

•
Total commercial loans increased $25.4 million, or 14.9%, from June 30, 2012 to June 30, 2013.  Total CRE loans increased $4.1 million, or 3.0%, to $140.1 million, total C&I loans increased $10.1 million, or 31.5%, to $42.3 million, and total construction loans increased $11.2 million to $13.0 million during the same period.

•	The net interest margin increased to 3.89% for the twelve months ended June 30, 2013 from 3.59% for the twelve months ended June 30, 2012.

•	The Company repurchased approximately 339 thousand shares of its common stock during the twelve months ended June 30, 2013.

Income Statement
The change in net income for the year ended June 30, 2013 as compared to 2012 was due to an increase in net interest income of $1.5 million and a decrease in the provision for loan losses of $582 thousand primarily offset by an increase in income taxes of $519 thousand and net losses of $345 thousand due to the partial repayment of a high cost Federal Home Loan Bank advance.

The change in net income for the fiscal fourth quarter of 2013 as compared to the same period in 2012 was due to an increase in net interest income of $544 thousand and a $260 thousand decrease in the provision for loan losses primarily offset by an increase in net losses of $439 thousand due to the partial repayment of a high cost Federal Home Loan Bank advance and income taxes of $25 thousand.

Balance Sheet
Total assets decreased to $381.6 million at June 30, 2013 from $392.1 million at June 30, 2012.

Total loans increased to $303.3 million at June 30, 2013 from $296.2 million at June 30, 2012.  This increase was due to a 14.9% increase in commercial loans, or $25.4 million, primarily offset by decreases of $12.7 million and $5.4 million in residential mortgage loans and home equity loans and lines of credit, respectively.

Total deposits increased to $283.3 million at June 30, 2013 from $269.6 million at June 30, 2012.  Non-interest bearing deposits increased to $42.4 million during the same period.

Equity and Capital
Stockholders’ equity decreased to $71.3 million at June 30, 2013 as compared to $75.7 million at June 30, 2012 primarily as a result of the Company’s share repurchase program.  The Company’s initial share repurchase program was completed as of May 3, 2012, having repurchased the 462,875 shares approved in that initial program. The Company’s second share repurchase program was completed on April 17, 2013, having repurchased 208,294 shares.  The Company’s Board of Directors adopted a third share repurchase program, previously disclosed in the Company’s Form 8-K filed on April 29, 2013, which began at the conclusion of the second program. The Company has repurchased approximately 159,000 shares, of the approximately 210,000 shares approved in the third program, as of July 31, 2013.  The Company and Bank remain well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality
Total non-performing assets as a percentage of total assets decreased to 0.18% at June 30, 2013 as compared to 1.55% at June 30, 2012.  Total non-performing loans as a percentage of total loans decreased to 0.23% at June 30, 2013 as compared to 2.04% at June 30, 2012.  Total non-performing assets as a percentage of total assets decreased to 0.18% at June 30, 2013 from 1.13% at March 31, 2013.  Total non-performing loans as a percentage of total loans decreased to 0.23% at June 30, 2013 from 1.45% at March 31, 2013.

The allowance for loan losses as a percentage of total loans increased to 1.15% at June 30, 2013 from 1.02% at June 30, 2012 and 1.11% at March 31, 2013.

About OBA Financial Services, Inc. and OBA Bank
OBA Financial Services, Inc. is the holding company for the Bank.  OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to small businesses and individuals through its offices in Montgomery, Howard, and Anne Arundel Counties of Maryland.  The Bank’s primary deposits are demand, money market, and time certificate accounts and its primary lending products are Commercial mortgage, commercial business, construction, and residential mortgage loans.  Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

For additional information or questions, please contact:
Charles E. Weller, President & Chief Executive Officer or
David A. Miller, S.V.P. & Chief Financial Officer

OBA Financial Services, Inc.
20300 Seneca Meadow Parkway
Germantown, MD 20876
301-916-6400
Email:                      cweller@obabank.com
damiller@obabank.com
Web Site: www.obabank.com

Forward-Looking Statements
When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, changes in the Bank’s regulator, fluctuations in interest rates, demand for loans in the Bank’s market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to ref

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	June 30,			March 31,
	2013	2012	% Change (2)	2013	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$3,701	$3,157	17.2%	$3,424	8.1%
Provision for loan losses	179	439	(59.2)	229	(21.8)
Non-interest income, excluding gains (losses)	155	209	(25.8)	184	(15.8)
Net gains (losses)	(465)	(26)	-	59	-
Non-interest expense	2,913	2,777	4.9	3,021	(3.6)
Income before taxes	299	124	141.1	417	(28.3)
Income tax	71	46	54.3	180	(60.6)
Net Income	228	78	192.3	237	(3.8)

SHARE DATA:
Basic earnings per share	$0.06	$0.02	200.0%	$0.06	-%
Diluted earnings per share	0.06	0.02	200.0	0.06	-
Book value per common share(1)	17.61	17.26	2.0	17.67	(0.3)
Tangible book value per common share(1)	17.61	17.26	2.0	17.67	(0.3)
Net tangible book value per common share(1)	17.60	17.07	3.1	17.51	0.5
Weighted average shares - basic (1)	3,840,009	3,825,048	0.4	3,762,584	2.1
Weighted average shares - diluted (1)	3,895,760	3,864,705	0.8	3,881,893	0.4
Common shares outstanding(1)	4,048,436	4,387,050	(7.7)	4,254,295	(4.8)

SELECTED RATIOS:
Return on average assets	0.24%	0.08%		0.25%
Return on average equity	1.24	0.41		1.27
Net interest margin	4.23	3.62		3.93
Leverage ratio	18.67	19.17		19.35
Tier I risk-based capital ratio	24.45	27.93		24.96
Total risk-based capital ratio	25.64	29.06		26.09
Allowance for loan losses to total loans	1.15	1.02		1.11
Non-performing loans to total loans	0.23	2.04		1.45
Non-performing assets to total assets	0.18	1.55		1.13

END OF PERIOD BALANCES:
Investment securities	$38,619	$36,850	4.8%	$42,766	(9.7	) %
Total loans	303,276	296,241	2.4	301,002	0.8
Earning assets	350,328	361,359	(3.1)	355,778	(1.5)
Assets	381,611	392,086	(2.7)	386,095	(1.2)
Deposits	283,263	269,572	5.1	279,874	1.2
Borrowings	24,167	43,431	(44.4)	28,462	(15.1)
Stockholders' equity	71,304	75,715	(5.8)	75,192	(5.2)

AVERAGE BALANCES:
Investment securities	$40,291	$37,497	7.5%	$42,214	(4.6	) %
Total loans	298,841	286,425	4.3	299,223	(0.1)
Earning assets	351,019	350,406	0.2	353,261	(0.6)
Assets	385,268	389,599	(1.1)	379,668	1.5
Deposits	282,090	261,790	7.8	266,096	6.0
Borrowings	27,009	50,006	(46.0)	35,919	(24.8)
Stockholders' equity	73,973	75,981	(2.6)	75,592	(2.1)

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Twelve Months Ended
	June 30,
	2013	2012	% Change (2)
RESULTS OF OPERATIONS:
Net interest income	$13,784	$12,309	12.0%
Provision for loan losses	503	1,085	(53.6)
Non-interest income, excluding gains (losses)	738	819	(9.9)
Net gains (losses)	(430)	(85)	-
Non-interest expense	11,763	11,505	2.2
Income before taxes	1,826	453	-
Income tax	704	185	-
Net Income	1,122	268	-

SHARE DATA:
Basic earnings per share	$0.28	$0.07	-%
Diluted earnings per share	0.28	0.07	-
Book value per common share(1)	17.61	17.26	2.0
Tangible book value per common share(1)	17.61	17.26	2.0
Net tangible book value per common share(1)	17.60	17.07	3.1
Weighted average shares - basic (1)	3,958,451	3,952,585	0.1
Weighted average shares - diluted (1)	3,996,588	3,971,102	0.6
Common shares outstanding(1)	4,048,436	4,387,050	(7.7)

SELECTED RATIOS:
Return on average assets	0.29%	0.07%
Return on average equity	1.49	0.35
Net interest margin	3.89	3.59
Leverage ratio	18.67	19.17
Tier I risk-based capital ratio	24.45	27.93
Total risk-based capital ratio	25.64	29.06
Allowance for loan losses to total loans	1.15	1.02
Non-performing loans to total loans	0.23	2.04
Non-performing assets to total assets	0.18	1.55

END OF PERIOD BALANCES:
Investment securities	$38,619	$36,850	4.8%
Total loans	303,276	296,241	2.4
Earning assets	350,328	361,359	(3.1)
Assets	381,611	392,086	(2.7)
Deposits	283,263	269,572	5.1
Borrowings	24,167	43,431	(44.4)
Stockholders' equity	71,304	75,715	(5.8)

AVERAGE BALANCES:
Investment securities	$42,408	$38,121	11.2%
Total loans	297,463	282,166	5.4
Earning assets	354,470	342,450	3.5
Assets	385,250	387,993	(0.7)
Deposits	272,041	259,483	4.8
Borrowings	35,493	49,278	(28.0)
Stockholders' equity	75,285	77,325	(2.6)

(1) Reflects the inclusion in common shares outstanding of previously granted and voting-eligible shares of restricted stock under the OBA Financial Services, Inc. 2011 Equity Incentive Plan.

(2) For percent change greater than 200%, change will not be shown.